EXHIBIT 10.1
September 18, 2023

Timothy Cofer

Dear Tim:

Congratulations, we are pleased to extend you this offer of employment to join Keurig Dr Pepper (the “Company”)! You will be joining our company at an exciting time. We are recognized as an industry leader for our award-winning beverages, innovative brewing technology and socially responsible business practices. We are proud of our great customers, products, services, and talented employees. We are excited that you are joining us to add your skills, experiences and creative ideas to the team.

We hope you will accept our offer to join the organization in the role of Chief Operating Officer reporting to Bob Gamgort, Chairman and CEO.

The details of this offer are outlined below, and we ask that all compensation matters be kept confidential until subject to public disclosure.

Base Salary: Your base salary of $1,150,000 will be paid in bi-weekly installments, consistent with the payroll schedule in place for all active employees. Please note that by stating your salary as an annual amount, the Company does not intend to create a contract of employment or otherwise alter the "at-will" status of your employment.

Short Term Incentive Program: You will be eligible to participate in the Company's Short Term Incentive Program (STIP) in accordance with the terms in effect at the time of a payout. Your target award is 125% of your base salary, pro-rated during the first year based on your actual start date. The program's annual performance metrics will be based on achievement of specific financial targets set by the Company, as determined by the Company in its sole discretion. The Company may modify and/or eliminate the Short Term Incentive Program or any other incentive program at any time in its sole discretion.

Long Term Incentive (LTI) Program: You will also be eligible to participate in a long-term equity incentive program with an annual award target grant date value of $3,500,000. We anticipate our next annual grant will be made in March 2024, subject to approval by the Remuneration & Nomination Committee of the Board of Directors (the “Board”). The annual award is currently issued as Restricted Stock Units (RSUs), the number of which is calculated by dividing the award value by the closing stock price on the grant date, and has five year graded vesting of 0%/0%/60%/20%/20% on the anniversaries from the grant date, subject to continuous employment with the Company through the vesting dates.

LTI awards are subject to terms and conditions set forth in each annual grant agreement. The Company may modify the LTI program at any time at its sole discretion.

Elite Investment Program: In addition, as a condition to accepting this offer you will be required to participate in the Company’s equity investment plan, the Elite Investment Program. The Elite investment required for your position is equity valued at $12,500,000. An investment in the Elite program will be matched on a one-for-one basis by the Company, such that for every one share you purchase you will receive one matching RSU, subject to the vesting and other terms and conditions set forth in the definitive documents. You must complete your acquisition of shares under the Elite Investment Program not later than one year following your commitment and matching grant (generally mid-November). If and to the extent that you do not maintain your initial investment in the purchased shares, the matching award (to the extent then-unvested) will be forfeited.

Sign-on Cash Award: You will receive a one-time cash sign-on award of $8,000,000 to compensate you for certain compensation you will forfeit from your current employer. The cash payment will be made to you within ninety days of your start date and will be subject to tax withholding. You will be required to repay 100% of the cash sign-on award should you voluntarily resign or be terminated for cause within one year of your start date; 50% of the cash sign-on award should you voluntarily resign or be terminated for cause between the first and second year of your start date.

Sign-on LTI Award: You will receive a one-time equity sign-on award with a grant date value of $7,000,000 to compensate you for certain compensation you will forfeit from your current employer. The award will be granted within ninety days of your start date. This award will be issued as RSUs, the number of which will be calculated by dividing the award value by the closing stock price on the grant date. The award will vest 30% on the eighteen (18) month anniversary of the grant date, 40% on the thirty (30) month anniversary of the grant date, and the remaining 30% on the forty-two (42) month anniversary of the grant date, subject to continuous employment with the Company through each vesting date. The award will be subject to terms and conditions set forth in the grant agreement.

Future Promotion to CEO: You will join us as Chief Operating Officer, and we anticipate promoting you to Chief Executive Officer (CEO) in Q2 2024, such promotion and timing to be approved by the Board. At that time, elements of your compensation package will change as follows:
•Base Salary will be increased to $1,250,000
•STIP Bonus target will be increased to 150%
•LTI target award value will be increased to $4,000,000
•As CEO, you will be eligible for personal use of the company aircraft up to four times per year, including family as passengers. You will be responsible for personal taxes associated with the use, consistent with KDP practices.

Benefits: You will be eligible to participate in the Company's benefit plans for salaried employees including medical, dental and vision plans, short-term and long-term disability programs, life insurance, savings and retirement plans. Details of our various plans will be provided to you in your new hire packet and during your orientation. The Company reviews its benefits and incentive plans and programs periodically, and those plans and programs are subject to change at the Company’s sole discretion.

Relocation: You will be expected to have a primary office location in the Frisco, TX headquarters location, and it is anticipated that you and your family will relocate to the Dallas area in summer 2024. You will be eligible for relocation benefits under the Company relocation policy. Relocation benefits are subject to receipt of a signed copy of the Relocation Repayment Agreement, whereby you are required to repay the Company for relocation financial assistance provided to you, should you resign from your employment with the Company for any reason, according to the terms of the policy and agreement.

Temporary Living: Until your family moves to the Dallas area, we will provide you with temporary living arrangements. This will include payment for an apartment near the Frisco office location, movement of your apartment furnishings from your current San Francisco area apartment to the new Frisco area apartment, and travel between Dallas and your Chicago home. To the extent possible, these expenses will be covered under our relocation program. Relocation, temporary living and travel expenses will be subject to all applicable taxes.

Start Date: We anticipate your start date to be November 6, 2023.

Other Terms and Conditions:
The Company requires its employees to honor their valid legal obligations to their prior employers (just as we expect you will honor your ongoing legal obligations to the Company should you leave our employ). Therefore, as a condition of your employment by the Company, you must not bring with you from your current or former employer(s) any confidential or proprietary business information or copies of such information; you must not reveal to the Company or any of our employees or use on the Company’s behalf any such information; and you must comply with any other valid contractual obligations owed to previous employers.

As a condition of employment, the Company is required under current federal regulations to certify the legal status of all employees. Your employment at the Company is contingent upon presenting and maintaining authorization to work in the United States. Therefore, on your first day of employment, you must provide documentation proving both your identity and authorization to work in the United States.

Your employment with the Company is on an “at will” basis, meaning that, just as you are free to resign at any time, with or without any reason, and with or without prior notice, the Company is free to end your employment at any time, with or without cause or any reason, and with or without prior notice. Although your employment will be at-will, it is our hope that your acceptance of this offer will be just the beginning of a mutually beneficial relationship with the Company.

Please confirm your acceptance of this offer by September 19, 2023 by signing below.

We look forward to you joining our team!

Robert Gamgort
Chairman and CEO

___________________________________________    ___________________
Timothy Cofer    Date